                                                                   10.(ii)(B)(3)



                    INTERIM AMENDMENT AGREEMENT RELATING TO

                  BANK PROGRAM AND ACCOUNT-RELATED AGREEMENTS
                  -------------------------------------------

     INTERIM AMENDMENT AGREEMENT (the "Interim Amendment Agreement"), made and entered into as of April 1, 1998, by and between MONTGOMERY WARD & CO., INCORPORATED ("MW"), an Illinois corporation with its chief executive offices located at 619 West Chicago Avenue, Chicago, Illinois 60671, MONOGRAM CREDIT CARD BANK OF GEORGIA ("Monogram"), a Georgia banking corporation with offices located at 7840 Roswell Road, Atlanta, Georgia 30350, and MONTGOMERY WARD CREDIT CORPORATION ("MWCC"), a Delaware corporation with offices at 880 Grier Drive, Las Vegas, Nevada 89119.

                                 W I T N E S S E T H:
                                 --------------------

     WHEREAS, MW and Monogram are parties to that certain Bank Credit Card Program Agreement, dated as of April 1, 1996 (the "Bank Agreement"), pursuant to which Monogram has agreed to issue Credit Cards and directly enter into Accounts with individuals in order to allow them to buy Merchandise at Stores on credit pursuant to Accounts owned by Monogram; and

     WHEREAS, MW and MWCC are parties to that certain Account-Related Agreement, dated as of April 1, 1996 (the "Account-Related Agreement" and, together with the Bank Agreement, the "Credit Card Agreements"), pursuant to which MWCC has agreed to purchase certain Accounts and Indebtedness (as hereinafter defined) from MW with respect to Credit Cards in order to allow individuals to buy Merchandise on credit at Stores; and

     WHEREAS, on July 7, 1997, MW and certain related entities (collectively, the "Debtors") filed voluntary petitions under chapter 11 of title 11, United States Code (the Debtors' chapter 11 cases being referred to herein collectively as the "Bankruptcy Cases") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"); and

     WHEREAS, by motion dated July 8, 1997 (the "Assumption Motion"), the Debtors sought an order of the Bankruptcy Court authorizing the assumption of the Credit Card Agreements; and

     WHEREAS, since July 8, 1997, the parties have been operating the Program pursuant to an interim order issued by the Bankruptcy Court mandating, among other things, that the Credit Card Agreements be treated as if such Credit Card Agreements had been assumed by the Debtors (the "Interim Order"); and

     WHEREAS, the Debtors have determined not to seek assumption of the Credit Card Agreements at this time and, accordingly, the Debtors, Monogram and MWCC have agreed to defer a hearing to consider the Assumption Motion; and

     WHEREAS, pursuant to an agreement among the parties hereto and various other parties to the Bankruptcy Cases which agreement was "So Ordered" by the Bankruptcy Court on January 14, 1998 (the "January Order"), MW (among other things) has been making monthly payments to MWCC in accordance with the terms of the January Order; and

     WHEREAS, MW, Monogram and MWCC each desire that (a) MW continue to operate under the Program upon the terms and subject to the conditions set forth herein,
(b) the Credit Card Agreements be amended, for the Interim Term (as hereinafter defined) only, in accordance with the terms and conditions hereinafter set forth, and (c) upon entry of the Approval Order (as hereinafter defined), this Interim Amendment Agreement shall become effective as of April 1, 1998 (the "Interim Amendment Agreement Effective Date"); and

     WHEREAS, as of February 28, 1998, MW and MWCC conducted certain settlement transactions provided for in the Account-Related Agreement and in accordance with the Interim Order, which transactions included (among others): (a) the execution by MW of a $15,123,200 note deferring payment of a portion of the amount owed by MW under the Credit Card Agreements in respect of credit losses for Fiscal Year 1997 (after application by MWCC of certain incremental revenue shared by MWCC with MW under the Credit Card Agreements) and (b) the payment by MW in cash of the remaining portion of such amount;

     NOW, THEREFORE, the parties hereto agree as follows:

Definitions
-----------

          1. Capitalized terms used herein which are not otherwise defined shall have the meanings given to them in the Account-Related Agreement.

          2. Unless otherwise specified, all references in this Interim Amendment Agreement to MWCC, whether or not there is a specific reference to Monogram, shall be deemed a reference both to Monogram, to the extent of Monogram's involvement in and/or ownership of Accounts, and to MWCC. For example, a reference to a sale by MWCC of all of its right, title and interest in and to Accounts and Indebtedness owned by it shall mean a sale by MWCC and Monogram of all of their right, title and interest in and to Accounts and Indebtedness owned by them. All references to fiscal periods are the fiscal periods followed by MWCC.

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

          3. The Credit Card Agreements shall be amended during the Interim Term to incorporate the following definitions:

          "Approval Order" shall mean an order, in a form reasonably acceptable to MWCC and the Creditors' Committee entered by the Bankruptcy Court approving this Agreement, it being understood that MW, MWCC and the Creditors' Committee shall agree upon the form of any order proposed to the Bankruptcy Court and such order shall not be deemed acceptable if approved by the Bankruptcy Court in a form not substantially similar to the order submitted.

          "Assumption Motion" shall have the meaning assigned to such term in the fourth recital hereto.

          "Bankruptcy Cases" shall have the meaning assigned to such term in the third recital hereto.

          "Bankruptcy Code" shall mean 11 U.S.C. (S)(S) 101-1330.

          "Bankruptcy Court" shall have the meaning assigned to such term in the third recital hereto.

        "Creditors' Committee" shall mean the official committee of unsecured creditors appointed in the Bankruptcy Cases.

          "Debtors" shall have the meaning assigned to such term in the third recital hereto.

          "Interim Amendment Agreement Effective Date" shall have the meaning assigned to such term in the eighth recital hereto.

          "Interim Order" shall have the meaning assigned to such term in the fifth recital hereto.

        "Interim Stipulated Payment Obligation" shall mean, for the following fiscal quarters, an amount equal to:

     (a)       for each month commencing
               April, 1998 through June,
               1998                              $2.5 Million

     (b)       for each month commencing
               July, 1998 through
               December, 1998                    $3.0 Million

     (c)       for each month commencing
               January, 1999 through
               June, 1999                        $2.5 Million

     (d)       for each month commencing
               July, 1999 through
               December, 1999                    $2.0 Million

          "Interim Term" shall have the meaning assigned to such term in paragraph 6 hereof.

          "January Order" shall have the meaning assigned to such term in the seventh recital hereto.

          "Portfolio Net Book Value" shall mean, on any date, an amount equal to
(a) the aggregate amount of all Indebtedness (other than written-off Indebtedness) owned by MWCC, Monogram and Assignees as of the opening of business of such day, less (b) the amount of all reserves on the books of MWCC, Monogram and Assignees with respect to such Indebtedness as of the opening of business on such day, such reserves to be determined by MWCC and Monogram in their sole discretion, provided that such determinations shall be in accordance with GAAP.

          "Portfolio Sale" shall have the meaning assigned to such term in paragraph 10 hereof.

          "Specified MW Default" shall mean (a) an MW Default under Section 16.1(1) or 16.1(10) of the Bank Program Agreement or the Account-Related Agreement to the extent such default results from a failure by MW to fulfill its purchase obligations under Section 5.14(3)(iii) of the Bank Program Agreement and/or Section 5.14(1) of the Account-Related Agreement, (b) unless MW is insolvent with respect to its ability to pay its administrative claims, an MW Default under Section 16.1(3) of the Bank Program Agreement and/or the Account-Related Agreement to the extent such default results from a breach by MW of the representation contained in Section 8.4 of the Bank Program Agreement or Account-Related Agreement, (c) unless MW admits in writing, with the Creditors' Committee's concurrence, its inability to pay, or the Bankruptcy Court determines MW is unable to pay, its post-petition debts or MW makes a general assignment for the benefit of creditors post-petition, an MW Default under Section 16.1(5) of the Bank Program Agreement and/or the Account-Related Agreement, and (d) unless holders of MW's indebtedness accelerate amounts owed post-petition or MW fails to meet scheduled payments on such indebtedness post-petition, an MW Default under Section 16.1(9) of the Bank Program Agreement and/or the Account-Related Agreement. For the avoidance of doubt, if the unless clause in any of subsections (b), (c) or (d) applies, there is no Specified MW Default.

General Operations
------------------

          4. Except to the extent inconsistent herewith or as otherwise specifically provided herein, the terms and conditions of the Credit Card Agreements shall continue in full force and effect and shall be fully binding on the parties hereto in accordance with the Interim Order. Without limiting the generality of the foregoing, during the Interim Term, MWCC and Monogram shall not be entitled to (a) compel assumption of the Credit Card Agreements, or (b) terminate the Credit Card Agreements, and shall not file pleadings or otherwise request a hearing seeking such relief, except that (1) if there is an MW Default (other than a Specified MW Default or as otherwise provided in paragraph 6(d)) under the Credit Card Agreements, MWCC and/or Monogram shall be entitled to file and prosecute a motion seeking to compel assumption of, or to terminate, the Credit Card Agreements and (2) if MW moves for assumption of the Credit Card Agreements, MWCC and Monogram may (i) withdraw their consent to assumption at any time prior to entry of such order, (ii) object to such assumption on any grounds whatsoever or (iii) seek adequate assurance of future performance.

The parties further agree that (x) during the Interim Term, MWCC and Monogram shall be paid post-petition by MW in respect of MW's share of Section 4 Net Defaulted Indebtedness and Starter Card Account Net Defaulted Indebtedness (irrespective of when the sales giving rise thereto occurred), (y) MWCC and Monogram shall have administrative expense claims for, at least, any unpaid amounts owed in respect of Section 4 Net Defaulted Indebtedness and Starter Card Account Net Defaulted Indebtedness arising from sales that occurred post-petition and (z) the parties fully reserve all of their rights and defenses as to whether MWCC's and Monogram's claims for payment from MW with respect to
Section 4 Net Defaulted Indebtedness and Starter Card Account Net Defaulted Indebtedness other than the indebtedness described in subsection (y) are administrative expense claims, pre-petition unsecured claims or any other type of claims, as to which MWCC and Monogram are, or are not, entitled to be paid on a post-petition or on any other basis (irrespective of whether payments have in fact been made in respect thereof after July 7, 1997). The parties by this Interim Amendment Agreement also fully reserve all of their other rights and defenses under the Credit Card Agreements, including, but not limited to, rights and defenses in respect of sales tax recapture obligations.

Interim Stipulated Payment Obligations
--------------------------------------

          5. MW shall pay to MWCC in cash on or before the last Thursday of each calendar month an amount equal to the Interim Stipulated Payment Obligation specified for such calendar month. MW's obligation under this paragraph shall survive any termination of this

Interim Amendment Agreement and be paid by MW in accordance with the previous sentence, except that: (a) if this Interim Amendment Agreement terminates pursuant to paragraph 6(a) hereof, MW shall pay the Interim Stipulated Payment Obligation in respect of each calendar month during the period through and including the later of the month during which termination occurs and the month of June, 1999, but shall have no obligation to pay the Interim Stipulated Payment Obligation in respect of any calendar month after the later of the month during which termination occurs and the month of June, 1999, (b) if this Interim Amendment Agreement terminates pursuant to paragraph 6(d) hereof as a result of a Monogram Default or MWCC Default, MW shall pay the Interim Stipulated Payment Obligation in respect of each calendar month during the period through and including the month during which such termination occurs, but MW shall have no obligation to pay the Interim Stipulated Payment Obligation in respect of any calendar month after the month during which such termination occurs and (c) if this Interim Amendment Agreement terminates pursuant to paragraph 6(d) hereof as a result of a Specified MW Default, MW shall pay the Interim Stipulated Payment Obligation in respect of each calendar month during the period through and including the month during which such termination occurs, but MW shall have no obligation to pay the Interim Stipulated Payment Obligation in respect of any calendar month after the month during which such termination occurs. In the event that a termination described in subsection (a) occurs after June 1999 and other than at the end of a calendar month or a termination described in subsection (b) or (c) of the preceding sentence occurs at any time other than as of the end of a calendar month, MW shall pay to MWCC in cash within three (3) Business Days after such termination in respect of the month of termination an amount equal to (i) the Interim Stipulated Payment Obligation for that month, multiplied by (ii) a fraction the numerator of which is the number of days in such month that have transpired prior to termination and the denominator of which is the number of days in that month.

Interim Term
------------

          6. This Interim Amendment Agreement shall become effective as of the Interim Amendment Agreement Effective Date (it being understood that the effectiveness of this Interim Amendment Agreement is conditioned upon entry of an Approval Order). This Interim Amendment Agreement shall terminate on the earliest of the following events: (a) upon entry by the Bankruptcy Court of an order: (i) authorizing or directing MW to discontinue all or substantially all of its retail operations (which order may be an order confirming a plan of reorganization that provides for such discontinuance) or (ii) converting the Bankruptcy Cases to cases under Chapter 7 of the Bankruptcy Code, (b) the date upon which the Bankruptcy Court enters an order authorizing rejection of the Credit Card Agreements pursuant to Section 365 of the Bankruptcy Code, (c) the date upon which the Bankruptcy Court enters an order approving assumption of the Credit Card Agreements pursuant to Section 365 of the Bankruptcy Code, (d) if the non-defaulting parties elects to terminate this Interim Amendment Agreement, the date upon which a Monogram Default, MWCC Default or MW Default occurs under the Credit Card Agreements (as amended to include the obligations under this Interim Amendment Agreement), provided that, for purposes of termination of this Interim Amendment Agreement, (1) the filing of its Bankruptcy Case shall not constitute an MW Default, and (2) failure by MW to make payments (including interest thereon) in respect of Seller Notes or Seller Recourse Notes and the obligation to make payments in respect of Section 4 Net Defaulted Indebtedness and Starter Card Account Net Defaulted Indebtedness for Fiscal Year 1996 and 1997 through July 7, 1997, shall not constitute during the Interim Term an MW Default, (e) consummation of a Portfolio Sale, or (f) December 31, 1999. The period from the Interim Amendment Agreement Effective Date through the earliest of the dates set forth in subsections (a) through (f) is referred to as the "Interim Term".

January Order
-------------

          7. Upon entry of the Approval Order and execution of this Interim Amendment Agreement, the January Order shall be superseded by the Approval Order and this Agreement, except that the court's confidentiality order dated November 13, 1997 shall remain in effect with respect to all documents previously filed under seal and any orders or portions of orders under seal including Exhibit 1 to the January Order. The foregoing notwithstanding, it is acknowledged and agreed that all payments made by MW under the January Order prior to the date hereof properly were made and are indefeasible.

Termination and Effects of Termination
--------------------------------------

          8. In the event that this Interim Amendment Agreement terminates in accordance with paragraph 6 hereof, (a) this Interim Amendment Agreement shall be of no further force or effect (except (i) to the extent otherwise provided herein (including in respect to Interim Stipulated Payment Obligations, if any, for periods specified in this Interim Amendment Agreement to occur after termination in accordance with paragraph 5 hereof) and (ii) paragraphs 4(y) and
(z), the final sentence of paragraph 4 and paragraphs 7, 8, 9, 12 and 13 hereof shall survive termination hereof), and (b) except as expressly contemplated herein, all parties shall have the rights that they had prior to execution of this Interim Amendment Agreement. In addition, if the Credit Card Agreements are rejected, upon termination of this Interim Amendment Agreement, the provisions of Section 15 of the Credit Card Agreements (the termination provisions of such Agreements) shall not be effective.

          9. The parties acknowledge and agree that the administrative expense claims of Monogram and MWCC in respect of the Interim Term shall not exceed an amount greater than the sum of (a) the amount of any unpaid Interim Stipulated Payment Obligations, if any, payable hereunder, and (b) all other amounts that are or may become due and payable under the Credit Card Agreements in respect of the Interim Term (including, without limitation, unpaid amounts owed in respect of Section 4 Net Defaulted Indebtedness and Starter Card Account Net Defaulted Indebtedness which are or may become due and payable in respect of the Interim
Term). Other than in respect of the Interim Term, Monogram and MWCC fully reserve all of their rights to claim that any amounts owed to them are administrative expense claims as to which they are entitled to be paid on a post-petition basis, and the other parties reserve their rights to contest such claims.

Portfolio Sale
--------------

          10. At any time during the term of this Interim Amendment Agreement, at MW's request (and subject to the rights of Monogram and MWCC under Section
15.3 of each of the Credit Card Agreements), MWCC shall sell to a third party designated by MW all of its right, title and interest in and to Accounts and Indebtedness (including written-off Accounts and Indebtedness) owned by it upon payment to it of an amount equal to the Portfolio Net Book Value. Any such sale shall be referred to herein as a "Portfolio Sale."

          11. At MW's request, MWCC shall use commercially reasonable efforts to cooperate in the orderly transfer of Accounts and Indebtedness to the purchaser in respect of a Portfolio Sale, provided that MWCC shall be reimbursed for the reasonable costs and expenses incurred by it in connection with such cooperation and the Debtors may seek Bankruptcy Court approval of the payment of reasonable costs and expenses if the Debtors, as opposed to the purchaser, intend to pay such costs and expenses.

Disputes
--------

          12. All disputes that may arise between the parties with respect to this Interim Amendment Agreement which, under the terms of the Credit Card Agreements, would be resolved by the Marketing Committee (or, in the event the Marketing Committee fails to resolve such issues, by arbitration conducted in accordance with the terms of the Credit Card Agreements) shall be so resolved. All other disputes arising under the Interim Amendment Agreement shall be resolved by the Bankruptcy Court.

Miscellaneous
-------------

          13. All payments determined and due one party by the other pursuant to this Interim Amendment Agreement shall be netted or otherwise offset against each other. The parties expressly understand, acknowledge and agree that neither party hereto shall be obligated at any point in time to make any payment until a netting or offset calculation is given effect such that only the net amount shall be due and payable. This right of netting or offset is subject to the parties' reservation of rights set forth in paragraph 4.

          14. Upon the execution of this Interim Amendment Agreement, each reference in the Credit Card Agreements during the Interim Term to "this Agreement," "hereunder," "hereof," or words of like import, shall mean and be a reference to the Credit Card Agreements as amended hereby. In the event of any conflict between the terms of the Credit Card Agreements and the terms of this Interim Amendment Agreement, the terms of this Interim Amendment Agreement shall prevail.

          15. This Interim Amendment Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument, and any of the parties hereto may execute this Interim Amendment Agreement by signing any such counterpart.

          IN WITNESS WHEREOF, MW, MONOGRAM and MWCC have executed this Interim Amendment Agreement as of the date first set forth above.



                                     MONTGOMERY WARD & CO.,
                                      INCORPORATED


                                     By:   /s/ John Workman
                                           ----------------------------------
                                     Name:  John Workman
                                     Title: Executive Vice President

                                     MONOGRAM CREDIT CARD BANK OF
                                      GEORGIA


                                     By:   /s/ Marc Sheinbaum
                                           ----------------------------------
                                     Name:  Marc Sheinbaum
                                     Title: Director


                                     MONTGOMERY WARD CREDIT
                                      CORPORATION


                                     By:    /s/ Marc Sheinbaum
                                           ----------------------------------
                                     Name:  Marc Sheinbaum
                                     Title: President & Chief Executive Officer

General Electric Capital Corporation, as guarantor of the obligations of MWCC and Monogram under the Credit Card Agreements, hereby acknowledges the terms of this Interim Amendment Agreement, and agrees that the Guaranties are not invalidated by this Interim Amendment Agreement and that the Guaranties continue in full force and effect in accordance with their terms with respect to the Credit Card Agreements as so amended.

                                     GENERAL ELECTRIC CAPITAL
                                      CORPORATION


                                     By:    /s/ Edward D. Stewart
                                           ----------------------------------
                                     Name:  Edward D. Stewart
                                     Title: Executive Vice President

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